Exhibit (a)(5)(O)

Herc Holdings and H&E Equipment Services Announce

Expiration of the Tender Offer to Acquire Shares of H&E

Equipment Services and Expected Closing Date

BONITA SPRINGS, Fla. & BATON ROUGE, La.— May 30, 2025—Herc Holdings Inc. (NYSE: HRI) (“Herc” or “the Company”) and H&E Equipment Services, Inc. d/b/a H&E Rentals (NASDAQ: HEES) (“H&E”) announced today the expiration of the tender offer to exchange each outstanding share of H&E common stock (the “H&E Shares”) for $78.75 in cash and 0.1287 shares of Herc common stock, in each case without interest (the “Offer”, and such consideration, the “Offer Price”), pursuant to the terms of the previously announced merger agreement, dated February 19, 2025, between Herc, HR Merger Sub Inc. (“Merger Sub”) and H&E (the “Merger Agreement”).

The Offer, which was extended on May 23, 2025, expired at one minute past 11:59 p.m. Eastern Time on May 29, 2025. The Depository and Paying Agent for the Offer has advised Herc that as of the expiration of the Offer, a total of 25,369,090 H&E Shares were validly tendered and not validly withdrawn in the Offer, representing approximately 69.33% of the outstanding H&E Shares. As of such expiration, all conditions to the Offer have been satisfied or waived and Merger Sub has accepted for payment all H&E Shares validly tendered and not validly withdrawn in accordance with the terms of the Offer (the “Tendered Shares”).

Herc, Merger Sub and H&E currently expect to close the acquisition on June 2, 2025. At the closing, Herc and Merger Sub will pay for all of the Tendered Shares. Additionally, the parties will consummate the merger of Merger Sub with and into H&E (the “Merger”). As a result of the Merger, all of the H&E Shares other than the Tendered Shares will be converted into the right to receive the Offer Price in accordance with the terms of the Merger Agreement.

As a result of the Offer and the Merger, H&E will become a wholly-owned subsidiary of Herc and H&E Shares will cease trading on the Nasdaq Stock Market.

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About Herc Holdings Inc.

Founded in 1965, Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is a full-line rental supplier with 453 locations across North America, and 2024 total revenues of approximately $3.6 billion. We offer products and services aimed at helping customers work more efficiently, effectively, and safely. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction, and lighting equipment. Our ProSolutions® offering includes industry-specific, solutions-based services in tandem with power generation, climate control, remediation and restoration, pumps, and trench shoring equipment as well as our ProContractor professional grade tools. We employ approximately 7,600 employees, who equip our customers and communities to build a brighter future. Learn more at www.HercRentals.com and follow us on Instagram, Facebook and LinkedIn.

About H&E Equipment Services, Inc.

Founded in 1961, H&E is one of the largest rental equipment companies in the nation. H&E’s fleet is comprised of aerial work platforms, earthmoving, material handling, and other general and specialty lines. H&E serves a diverse set of end markets in many high-growth geographies and has branches throughout the Pacific Northwest, West Coast, Intermountain, Southwest, Gulf Coast, Southeast, Midwest and Mid-Atlantic regions.

Cautionary Note Regarding Forward Looking Statements

This communication includes “forward-looking statements,” within the meaning of Section 21E of the Securities Exchange Act, as amended. Forward-looking statements include statements related to the Company, H&E and the proposed acquisition of H&E by the Company that involve substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction, the Company’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of each of the Company and H&E, expected valuation and re-rating opportunities for the combined company, and the anticipated timing of closing of the proposed transaction. Forward-looking statements are generally identified by the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “looks,” and future or conditional verbs, such as “will,” “should,” “could” or “may,” as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and apply only as of the date of this communication. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that our expectations, beliefs and projections will be achieved or that the completion and anticipated benefits of the proposed transaction can be guaranteed, and actual results may differ materially from those projected. You should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those suggested by our forward-looking statements, including, but not limited to, (i) the Company’s ability to implement its plans, forecasts and other expectations with respect to H&E’s business after the completion of the proposed transaction and realized expected synergies; (ii) the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; (iii) the length of time necessary to consummate the proposed transaction may be longer than anticipated; (iv) problems may arise in successfully integrating the businesses of the Company and H&E, including, without limitation, problems associated with the potential loss of any key employees, customers, suppliers and other counterparties of H&E; (v) the proposed transaction may involve unexpected costs, including, without limitation, the exposure to any unrecorded liabilities or unidentified issues during the due diligence investigation of H&E or that are not covered by insurance, as well as potential unfavorable accounting treatment and unexpected increases in taxes; (vi) the Company’s business may suffer as a result of uncertainty surrounding the proposed transaction, any adverse effects on our ability to maintain relationships with customers, employees and suppliers; (vii) the occurrence of any event, change to other circumstances that could give rise to the termination of the merger agreement, the failure of the closing conditions included in the merger agreement to be satisfied, or any other failure to consummate the proposed transaction; (viii) any negative effects of the announcement of the proposed transaction of the financing thereof on the market price of the Company common stock or other securities; (ix) the industry may be subject to future risks including those set forth in the “Risk Factors” section in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and in the other filings with the SEC by each of the Company and H&E; and (xi) Herc may not achieve its valuation or re-rating opportunities. The foregoing list of factors is not exhaustive. Investors should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of the Company and H&E, including those described in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and in the other filings with the SEC by each of the Company and H&E. All forward-looking statements are expressly qualified in their entirety by such cautionary statements. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

Contacts

For Herc Holdings Inc.:

Leslie Hunziker

Senior Vice President

Investor Relations, Communications & Sustainability

leslie.hunziker@hercrentals.com

239-301-1675

For H&E Equipment Services, Inc.:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Jeffrey L. Chastain

Vice President of Investor Relations

225-952-2308

jchastain@he-equipment.com

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